Exhibit 3.33

LLC Operating Agreement of Xeres Interests LLC

THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS

DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN

LIMITED LIABILITY COMPANY AGREEMENT

OF

XERES INTERESTS LLC

(a Delaware Limited Liability Company)

Dated as of June 25, 2007

LIMITED LIABILITY COMPANY AGREEMENT

OF

XERES INTERESTS LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into by is entered into by Xeres Management LLC, a Delaware limited liability company, having an office located at 1212 New York Avenue, N.W., Suite 900, Washington, D.C. 20005, as the sole Member of the Company.

WITNESSETH;

WHEREAS, on the 25th day of June 2007, the Company was formed pursuant to Certificate of Formation (as amended from time to time, the “Certificate of Formation”) filed with the Delaware Secretary of State (the “Secretary of State”) for the purposes hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as set forth below.

1. Definitions/Rules of Construction

1.1 Definitions.

“Act” means the Delaware Limited Liability Company Act 6 Del. C. § 18-101, et seq., as amended, and any successor act thereto.

“Affiliate” or “affiliate” means, with respect to a specified Person, (1) a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (2) any Person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity, (3) any Person that, directly or indirectly, is the beneficial owner of ten (10%) percent or more of any class of equity securities of or otherwise has a substantial interest in, the specified Person or of which the specified Person has a substantial beneficial interest and (4) the spouse, issue or parent of the specified Person.

“Bankruptcy Action” means, with respect to any Person, if (1) such Person makes an assignment for the benefit of creditors, (2) such Person files a voluntary petition in bankruptcy, (3) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (4) such Person consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation, (5) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding, (5) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator,

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custodian or any similar official of or for such Person or of all or any substantial part of its properties, (7) sixty (60) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (8) within sixty (60) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated, or (9) such Person taking any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy Action” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Business of the Company” has the meaning ascribed thereto in Article 4 hereof.

“Capital Contribution” means the total amount of cash and the net fair market value of property actually contributed to the Company by the Member. For purposes of this Agreement, the phrase “net fair market value of property” means the gross fair market value of property, reduced by liabilities assumed by the Company or to which such property is subject.

“Capital Transaction” means (1) a sale, condemnation or other final disposition of all or a portion of the assets of the Company, whether held directly or indirectly, including, without limitation, the Company’s ownership interest in Xeres Ventures and the Property; (2) a sale of easements, rights-of-way or similar interests in the assets of the Company, whether held directly or indirectly, including, without limitation, the Property; (3) a refinancing of all or a portion of any indebtedness secured by the assets of the Company, whether held directly or indirectly, including, without limitation, the Company’s ownership interest in Xeres Ventures and the Property; or (4) the receipt of insurance proceeds (other than rental or business interruption insurance) or other damage recoveries by the Company (or any portion thereof).

“Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified), and any successor thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.

“Company” means Xeres Interests LLC, a Delaware limited liability company.

“Company Interest(s)” means a limited liability company interest in the Company, as defined in the Act, including, without limitation, a Person’s share of the Company’s net profits, net losses or distributions of the Company’s assets pursuant to this Agreement and the Act. The holder of a Company Interest shall not have the right to vote on or to otherwise participate in such matters reserved to the Member or have any other rights of a member of the Company until such holder has been admitted as a member pursuant to the terms and provisions of this Agreement. The Company Interest of the Member is set forth on Exhibit A, attached hereto and made a part hereof by this reference, and is stated as a percentage of the total available Company Interests.

“Improvements” means the buildings, structures, fixtures, and other improvements now or hereafter located on the Property.

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“Managing Member” has the meaning ascribed thereto in Section 12.1 of this Agreement. The Member shall be the initial Managing Member.

“Member” means Xeres Management LLC, a Delaware limited liability company, together with its permitted successors and assigns, each in its capacity as a “member” of the Company as defined in the Act.

“Net Cash Flow” shall mean all cash receipts of the Company from any source, including cash receipts derived directly or indirectly, from or in connection with, the Business of the Company and/or Capital Transactions, plus any reduction in Reserves related to the Business of the Company and/or Capital Transactions, less (1) payments directly or indirectly of costs and expenses of any kind related to or arising out of the Business of the Company and/or Capital Transactions; (2) any amounts added to Reserves, as reasonably determined by the Managing Member; (3) payment by the Company of amounts due on debts and liabilities of the Company other than to the Member; (4) payment of interest, amortization or other charges due on any loan made to the Company by the Member; and (5) repayment of any principal due on any loan made to the Company by the Member.

“Officer” and “Officers” have the meanings ascribed thereto in Section 12.2 of this Agreement.

“Person” means an individual, partnership, limited liability company, joint venture, joint stock company, association, corporation, estate or trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof and any other legal entity.

“Property” means the real property and Improvements thereon commonly known as 2100-2160 De La Cruz Boulevard, 535-555 Reed Street, and 500-520 Matthew Street, located in the City of Santa Clara, Santa Clara County, California, together with all rights pertaining to such real property and Improvements and all other tangible and intangible property related thereto.

“Reserves” means funds set aside and amounts allocated to reserves as reasonably determined by the Managing Member, including, without limitation, such amounts set aside for working capital and to pay taxes, insurance, debt service, capital improvements, and other obligations, costs, and expenses incidental to the Business of the Company.

“Xeres Ventures” means Xeres Ventures LLC, a Delaware limited liability company, the sole owner of which is the Company.

1.2 Interpretation. The terms defined in this Article 1 shall include the plural as well as the singular. Other capitalized terms used in this Agreement and not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear above in this Article 1 and elsewhere in this Agreement as capitalized terms. Only when such terms appear as

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capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement. Words such as “herein”, “hereunder”, “hereinafter”, “hereto”, “hereby”, and “hereunder” when used with reference to this Agreement refer to this Agreement as a whole, unless the context otherwise requires.

2. Formation

Erin F. Ramana is hereby designated as an “authorized person” within the meaning of the Act and has caused the Company to be formed pursuant to the provisions of the Act by executing and delivering the Certificate of Formation to the Secretary of State in accordance with and pursuant to the Act. Upon the filing of the certificate listed in the foregoing sentence, her powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Managing Member or an Officer shall execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business. The Member hereby confirms the formation of the Company as a limited liability company pursuant to the Act. This Agreement shall constitute the Limited Liability Company Agreement of the Company. The Managing Member shall take such other actions as may from time to time be necessary or appropriate under the laws of the State of Delaware with respect to the formation, operation and continued good standing of the Company as a limited liability company. The rights and liabilities of the Managing Member, the management of the affairs of the Company and the conduct of the Business of the Company shall be as provided in the Act, except as herein otherwise expressly provided. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act. For purposes of Federal and state income taxation, the Member intends the Company to be disregarded as an entity separate from its owner under Treasury Regulation Sections 301.7701-1, 301.7701-2 and 301.7701-3.

3. Name

The name of the Company shall be Xeres Interests LLC, and all business of the Company shall be conducted under said name, or such other name as the Managing Member from time to time may determine.

4. Business and Purpose of the Company

The purposes for which the Company has been formed and the powers that it may exercise are: (1) to engage in any lawful business, purpose or activity in which a limited liability company formed under the Act may engage, including without limitation, any and all lawful activities involving the business of owning and holding directly all of the limited liability company interests of Xeres Ventures, the business purpose of which shall be to, among other things, acquire, finance, refinance, develop, revitalize, lease, maintain, own, operate, manage, enhance and sell or otherwise dispose of the Property; and (2) to do any and all things incidental to the accomplishment of the foregoing purposes, including, but not limited to, hiring and terminating employees, agents, independent contractors, attorneys, accountants, and other personnel, all as the Managing Member shall determine in accordance with this Agreement

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(clauses (1) and (2) of this Article 4 collectively referred to herein as the “Business of the Company”). Without in any way resticting the power or authority of the Company, the Company may and shall have all power and authority to hold, acquire or purchase, improve, manage, operate, or lease real property; to incur indebtedness, secured and unsecured, related to such real property; to mortgage, finance, refinance, encumber, lease, sublease, sell, exchange, convey, or transfer interests in such real property; or otherwise deal with or dispose of such real property.

5. Place of Business

5.1 Principal Place of Business. The principal place of business and specified office of the Company at which the records required to be maintained by the Company under the Act are to be kept shall be 1212 New York Avenue, NW, Suite 900, Washington, D.C, 20005, or at such other or additional places of business as the Managing Member from time to time may designate.

5.2 Registered Agent and Office. The Company hereby designates The Corporation Trust Company, having an address in the State of Delaware at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, as the registered agent of the Company for service of process. The registered office and registered agent may be changed from time to time by the Managing Member by filing the prescribed forms with the appropriate governmental authorities.

6. Term

The term of the Company commenced on the filing of the Certificate of Formation of the Company and shall continue perpetually unless the Company is sooner terminated in accordance with this Agreement.

7. Capital Contributions

7.1 Initial Capital Contribution. The initial Capital Contribution of the Member is set forth on Exhibit A.

7.2 Additional Capital Contributions. The Member may, in its sole discretion, make additional Capital Contributions from time to time as additional capital is necessary or advisable for the Business of the Company. No creditor of the Company shall be entitled to request the Member to make additional Capital Contributions and this Section 7.2 shall not confer any rights on any creditor to require the Member to make a Capital Contribution.

7.3 Withdrawal of Capital Contribution. Except as specifically provided in this Agreement or as required by law or as determined in the sole discretion of the Managing Member, no member shall have the right to withdraw or reduce its contributions to the capital of the Company until the termination of the Company. No member shall have the right to demand and receive any distribution from the Company in any form other than cash, regardless of the nature of such member’s Capital Contribution. No member shall be paid interest on Capital Contributions to the Company.

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8. Loans and Advances by the Member

If the Company has insufficient funds to meet its obligations as they come due and the Company cannot otherwise borrow the funds from regular lending sources without personal liability to any member, after the exercise of reasonable efforts by the Managing Member to obtain such third-party financing, then, in lieu of selling its assets to provide required funds, the Company may borrow necessary funds from the Member, provided, however, that the terms of such borrowing shall be commercially reasonable. If the Member makes a loan or advances any funds to the Company in excess of the Capital Contribution of the Member prescribed herein, such loan or advance shall not be deemed a Capital Contribution to the Company and shall not in any respect increase the Member’s Company Interest in the Company.

9. Allocations and Distributions

9.1 Allocations of Profits and Losses. All of the profits and losses of the Company shall be allocated to the Member.

9.2 Distribution of Net Cash Flow. Net Cash Flow shall be distributed to the Member upon receipt by the Company.

10. Bank Accounts, Books, Records and Tax Returns

10.1 Bank Accounts. All funds of the Company shall be deposited in the Company’s name in such bank account or accounts as the Managing Member shall designate. Withdrawals from any such bank accounts shall be made only in the regular course of business of the Company and shall be made upon such signature or signatures as the Managing Member from time to time may designate.

10.2 Records and Books of Account. At all times during the continuance of the Company, the Managing Member shall keep or cause to be kept complete and accurate records and books of account in which shall be entered each transaction of the Company in accordance with generally accepted accounting principles on such basis of accounting as is determined by the Managing Member, The Managing Member may employ on behalf of the Company and at the expenses of the Company such firm of certified public accountants as the Managing Member in its sole discretion deems appropriate to serve as the Company’s accountants.

10.3 Fiscal Year. The fiscal year of the Company for both accounting and income tax purposes shall be the calendar year. The Company shall report its operations, net income and net losses in accordance with the methods of accounting selected by the Managing Member.

10.4 Tax Elections and Tax Matters Partner. The Managing Member shall make all elections required or permitted to be made by the Company under the Code and shall designate a tax matters partner pursuant to Section 6231(a)(7) of the Code for all purposes permitted or required by the Code. The Member is designated as the initial tax matters partner for the Company. The tax matters partner shall take such action as may be necessary to cause each other member to become a notice member within the meaning of Section 6223 of the Code.

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10.5 Cost. The cost of preparing all of the aforesaid records, books, returns and other items shall be borne by the Company.

11. Members of the Company

11.1 Admission as a Member. A holder of a Company Interest may be admitted to the Company as a member upon the prior written consent of the Member and by agreeing to and becoming bound by all the terms and conditions of this Agreement.

11.2 Nature of Rights and Obligations. Except as expressly provided in this Agreement, the Member, as a Member, shall not participate in the management or control of the Company’s business nor shall it transact any Business for the Company. The Member shall indemnify the Company from and against any cost or expense incurred by the Company as a result of any unauthorized action by the Member.

12. Management of the Company

12.1 Managing Member; Managing Member Responsibility. The Business of the Company, and its affairs and management, including its policies and administration, shall be vested in a managing member (the “Managing Member”), provided, however, for so long as the Member owns or holds a Company Interest, the Member shall be the sole Managing Member. The Business of the Company shall be managed by the Managing Member and/or such Officers as the Managing Member may, from time to time, appoint in accordance with Section 12.2 of this Agreement. The Managing Member and each of the Officers is an agent of the Company for the purpose of its business including, without limitation, acquiring, owning, managing, financing, encumbering, refinancing and selling all or any portion of the Company’s property, whether owned directly or indirectly, whether real or personal, including, without limitation, the Company’s ownership interest in Xeres Ventures and the Property, and for the purpose of the execution in the name of the Company of any instrument, if applicable, and any other document, certificate, affidavit or the like required or desirable in connection with the Business of the Company. The Managing Member’s and each Officer’s acts bind the Company, unless such act is in contravention of the Certificate of Formation or this Agreement. Every contract, deed, mortgage, deed of trust, deed to secure debt, pledge, lease and other credit agreement or instrument executed by the Managing Member and/or any Officer shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (l) the Company was in existence, (2) neither this Agreement nor the Certificate of Formation had been amended in any manner so as to restrict the delegation of authority to the Managing Member or such Officer, and (3) the execution and delivery of such instrument was duly authorized by the Company. Any Person may always rely on a certificate addressed to such Person and signed by the Managing Member and/or any Officer hereunder: (a) setting forth the name of the Managing Member or the Officers hereunder, (b) as to the existence or non-existence of any fact which constitutes a condition precedent to acts by the Managing Member or any Officer or in any other manner germane to the affairs of the Company, (c) setting forth the Persons who are authorized to execute and deliver any instrument or document on behalf of the

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Company, (d) certifying as to the authenticity of any copy of the Certificate of Formation, this Agreement, any amendments thereto and hereto and any other document relating to the conduct of the affairs of the Company, or (e) as to any action taken or not taken by the Company or as to any other matter whatsoever involving the Company, the Managing Member or any Officer. Neither the Managing Member nor any Officer shall have authority to perform any act in respect of the Company in violation of any applicable laws or regulations.

12.2 Officers of the Company. The Managing Member may designate one or more individuals as officers of the Company (collectively, the “Officers” and each, an “Officer”), who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned to them from time to time by the Managing Member. Any Officer may be removed by the decision of the Member or the Managing Member at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual. So long as any Person is an Officer of the Company, he or she shall devote such time, attention and energies as may be necessary in his or her judgment to perform his or her duties hereunder. To the extent appointed by the Managing Member, the following Officers shall have the power and authority described below:

(a) President. The President of the Company shall be the chief executive officer of the Company and, in such capacity, shall have general supervision, direction and control of the business and affairs of the Company.

(b) Vice President. The Vice President of the Company shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to him by the President or the Managing Member.

(c) Secretary. The Secretary of the Company shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company, as from time to time may be assigned to him by the President, the Vice President or the Managing Member.

12.3 Managing Member and Officers Rights, Powers and Authority. Except as provided elsewhere in this Agreement, or by nonwaivable provisions of applicable law, the Managing Member and each Officer, to the extent authorized by the Managing Member, shall possess and enjoy all rights and powers necessary or appropriate for the conduct and management of the Business of the Company and each hereby is authorized as an agent of the Company to make all decisions relating to such Business of the Company. Without in any way limiting the matters about which the Managing Member or Officers may make decisions, the Managing Member and Officers may make decisions relating to: the purchase, sale, exchange, lease, transfer, encumbrance or other acquisition or disposition of any property of the Company or Xeres Ventures, including, without limitation, the Property, for cash, other property, or on terms; the conversion of the Property to a condominium; the placing of record title to any Company property or the property of Xeres Ventures, including, without limitation, the Property, in its name or in the name of a nominee or a trustee for the purpose of convenience or benefit of the Company or Xeres Ventures; the borrowing of money and the obtaining of loans, secured and unsecured, for the benefit of the Company or Xeres Ventures, and in connection therewith the

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issuance of notes, debentures and other debt securities and the securing of the same by assigning for security purposes, pledging or hypothecating all or part of the assets of the Company or Xeres Ventures; the expenditure of the capital and receipts of the Company or Xeres Ventures; the purchase of equipment, supplies and services as the Managing Members deem appropriate; the lending or advancing of money to third parties; the investment of funds of the Company or Xeres Ventures in interest-bearing bank deposits, governmental obligations, institutional and insured short-term debt securities and short-term commercial paper, pending disbursement of the Company’s or Xeres Ventures’ funds or to provide a source from which to meet contingencies; the purchase of hazard, liability and other insurance which the Managing Members may deem necessary or proper; the employment of attorneys, accountants, brokers, consultants and other persons, firms and corporations to render services to the Company or Xeres Ventures as the Managing Members may deem necessary or proper; the enforcement, compromise and settlement of any rights or claims in favor of or against the Company or Xeres Ventures or any nominee of the Company; the deposit of funds of the Company in such bank account or accounts as the Managing Members shall designate and the withdrawal from any such bank accounts upon such signature or signatures as the Managing Members from time to time may designate; and the taking of all other actions and the execution and delivery of any and all other instruments and agreements as the Managing Members may deem appropriate to carry out the intents and purposes of this Agreement.

12.4 Managing Member’s and Officers’ Duty of Care. In discharging their respective duties, the Managing Member and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements by agents or other Persons as to matters the Managing Member or such Officer reasonably believes are within such Person’s professional or expert competence, including without limitation information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

12.5 Related Party Transactions.

(1) The Managing Member may employ on behalf of the Company, on such terms and for such compensation as the Managing Member may determine, any Persons, including accountants and attorneys, as the Managing Member, in its sole judgment shall deem desirable for the Business of the Company. The Managing Member may also employ any such Person in connection with any other business of the Managing Member.

(2) Notwithstanding that it may constitute a conflict of interest, the Member, the Managing Member and their respective Affiliates may engage in any transaction with the Company, and vice versa, so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are on terms and conditions which are intrinsically fair and would be obtained in a comparable arm’s-length transaction with an unrelated third party. Additionally, unless otherwise restricted by a separate agreement, the Member, the Managing Member, and their respective Affiliates may engage in business ventures, including the acquisition of interests in other Persons that are entities, which may compete, directly or indirectly, with the Business of the Company. The Company shall not have any rights in or to any income

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or profits derived by the Member, the Managing Member, and/or their respective Affiliate from such transactions with the Company or other business ventures by virtue of having entered into this Agreement and waives any claim for damages or otherwise with respect thereto.

12.6 Reimbursement of Managing Member Costs and Managing Member Compensation. The Managing Member shall be reimbursed by the Company for all direct out-of-pocket expenses incurred by the Managing Member on behalf of the Company in connection with the performance of its duties hereunder, including without limitation amounts payable by the Managing Member for office, accounting, bookkeeping and other services, materials, facilities and professional and legal services rendered or furnished to the Company.

13. Liability of the Member, Managing Member and Officers; Indemnification

13.1 Limitation of Liability. To the fullest extent permitted pursuant to applicable law, neither the Member nor the Managing Member nor any Officer shall be liable to the Company for any loss or damages (of whatever kind or nature) resulting from errors in judgment or for any acts or omissions of the Member, the Managing Member, or such Officer.

13.2 Indemnification. To the fullest extent permitted pursuant to applicable law, the Company, its receiver or its trustee (but not the Member personally), shall indemnify and defend the Member, the Managing Member, and each Officer (collectively, the “Indemnities” and each, an “Indemnitee”) against and hold them harmless from any and all losses, judgments, costs, damages, liabilities, fines, claims and expenses (including, without limitation, reasonable attorneys’ fees and court costs, which shall be paid by the indemnitor(s) as incurred) that may be made or imposed upon such Persons and any amounts paid in settlement by reason of any errors in judgment or any act or omission of the Person(s) entitled to indemnification hereunder. The foregoing right of indemnification shall be in addition to any rights to which each Indemnitee may otherwise be entitled and shall inure to the benefit of the successors or assigns of each Indemnitee.

13.3 Expenses. To the fullest extent permitted pursuant to applicable law, the Company shall pay the expenses incurred by each Indemnitee in defending a civil or criminal action, suit or proceeding. Any right of indemnity granted under this Section 13.3 hereof may be satisfied only out of the assets of the Company and no Indemnitee shall be personally liable with respect to any such claim for indemnification.

13.4 Insurance. The Managing Member shall have the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each other Indemnitee, and any employees and other agents of the Company against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.

14. Assignment of Interests

14.1 Assignment. The Member may assign, pledge, hypothecate, transfer or otherwise dispose of all or any part of its Company Interest, provided, however, that in the event the Member assigns or otherwise transfers all of its Company Interest, the Member shall not cease

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to be a member of the Company until the assignee of such Company Interest is admitted to the Company as a member of the Company. An assignment to an assignee shall only entitle the assignee to the allocations and distributions to which the assigned Company Interest is entitled, but such assignee shall not be admitted to the Company as a member for purposes of this Agreement or otherwise unless and until such assignee has provided its written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of the Member.

14.2 Instrument of Transfer. No assignment, transfer or other disposition of all or any part of the Company Interest of the Member permitted under this Agreement shall be binding upon the Company unless and until a duly executed and acknowledged counterpart of such assignment or instrument of transfer has been delivered to the Company.

14.3 Certain Prohibited Assignments. No assignment or other disposition of any Company Interest may be made without an opinion of counsel satisfactory to the Company that such assignment or disposition is subject to an effective registration under, or is exempt from the registration requirements of, the applicable state and Federal securities laws, unless the Company waives in writing the requirement for an opinion of counsel. No Company Interest may be assigned or given to a Person who has been adjudged to be insane or incompetent.

14.4 Treatment of Record Holder of Interest. Anything herein contained to the contrary notwithstanding, the Company shall be entitled to treat the record holder of a Company Interest as the absolute owner thereof, and shall incur no liability by reason of distributions made in good faith to such record holder, unless and until there has been delivered to the Company the assignment or other instrument of transfer and such other evidence as may be reasonably required by the Company to establish to the satisfaction of the Company that a Company Interest has been assigned or transferred in accordance with this Agreement.

15. Dissolution and Liquidation

15.1 Causes of Termination. The Company shall be dissolved, and its affairs shall be wound up, upon the occurrence of any of the following events:

(1) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company unless the Company is continued in a manner permitted by this Agreement or the Act;

(2) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(3) any other event which pursuant to this Agreement, as the same may hereafter be amended, shall cause a termination of the Company.

15.2 Liquidating Agent. The liquidation of the Company shall be conducted and supervised by the Managing Member or if there is no Managing Member, then by a Person designated for such purposes by the Member (the Managing Member or such Person designated to liquidate the Company is referred to as the “Liquidating Agent”). The

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Liquidating Agent hereby is authorized and empowered to execute any and all documents and to take any and all actions necessary or desirable to effectuate the dissolution and liquidation of the Company in accordance with this Agreement. Promptly after the termination of the Company, the Liquidating Agent shall cause to be prepared and furnished to the Member a statement setting forth the assets and liabilities of the Company as of the date of termination. The Liquidating Agent, to the extent practicable, shall liquidate the assets of the Company as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

15.3 Application of Liquidation Proceeds. The proceeds of sale and all other assets of the Company shall be applied and distributed in the following order of priority:

(1) to the payment of the expenses of liquidation and the debts and liabilities of the Company, other than debts and liabilities owed to the Member;

(2) to the payment of debts and liabilities owed to the Member;

(3) to the setting up of any reserves which the Liquidating Agent may deem necessary or desirable for any contingent or unforeseen liabilities or obligations of the Company, provided, any balance of such reserve, at the expiration of such period as the Liquidating Agent shall deem advisable, shall be distributed in the manner herein provided; and

(4) to the Member.

15.4 Liquidation Period. The liquidation shall be complete within the period required by Trea. Reg. Section 1.704-l(b)(2)(ii)(b).

15.5 Certificate of Cancellation. Upon compliance with the distribution plan, the Liquidating Agent shall execute, acknowledge and cause to be filed such certificates, articles and other instruments as may be necessary or appropriate to evidence the dissolution, termination and cancellation of the Company.

15.6 Substitute Member. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member or that causes the Member to cease to be a member of the Company to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (l) to continue the Company; and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member or the Member in the Company.

15.7 Bankruptcy of Member. Notwithstanding any other provision of this Agreement, a Bankruptcy Action by or with respect to the Member or any member of the Company shall not cause the Member or any such other member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

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Xeres Interests LLC

16. Notices

All notices, demands, requests or other communications which are required to be made pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if sent by a nationally recognized courier such as Federal Express or UPS or by registered or certified mail, return receipt requested, with postage prepaid, addressed as follows: (1) if to the Company, to the Company c/o the Managing Member at the address of the Company’s principal place of business first above written or to such other address or addresses as may be designated by the Managing Member; (2) if to the Managing Member, to the Managing Member at the address of the Company as determined in the preceding sentence or to such other address or addresses as may be designated by the Managing Member by notice to the Company; and (3) if to the Member, to the address of said Member as indicated on Exhibit A, or to such other address as may be designated by said Member by notice to the Company.

17. Power of Attorney

17.1 Member’s Agreement to Execute Additional Documents. The Member agrees to execute, acknowledge, swear to, deliver, file, record and publish such further certificates, articles, instruments and documents, and do all such other acts and things as may be required by law, or as may be, in the opinion of the Managing Member, necessary or desirable to carry out the intents and purposes of this Agreement.

17.2 Managing Member as Attorney-in-Fact. Each member, whether a signatory hereto or a subsequently admitted member, hereby irrevocably constitutes and appoints the Managing Member (including any successor Managing Member) the true and lawful attorney- in-fact of such member, and empowers and authorizes such attorney-in-fact, in the name, place and stead of each member, to execute, acknowledge, swear to and file the Certificate of Formation and any amendments thereto, and any other certificates, instruments and documents which may be required to be executed or filed under laws of any state or of the United States, or which the Managing Member shall deem advisable to execute or file, including without limitation all instruments which may be required to effectuate the formation, continuation, termination, distribution or liquidation of the Company.

17.3 Survival of Power of Attorney. It is expressly acknowledged by each member that the foregoing power of attorney is coupled with an interest and shall survive any assignment by such member of such member’s Company Interest or any other interest in the Company; provided, however, that if such member shall assign all of Company Interest, and the assignee shall become a substituted member in accordance with this Agreement, then such power of attorney shall survive such assignment only for the purpose of enabling the Managing Member to execute, acknowledge, swear to and file all instruments necessary or appropriate to effectuate such substitution.

18. Amendments

This Agreement may not be altered, amended, changed, supplemented, waived or modified in any respect or particular unless the same shall be agreed to in writing by the Member.

Limited Liability Company Agreement

Xeres Interests LLC

19. Miscellaneous

19.1 Governing Law; Severability. This Agreement and the rights and liabilities of the Member shall be governed by and determined in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

19.2 Effectiveness. This Agreement shall be effective as of the time of the filing of the Certificate of Formation with the office of the Secretary of State on June 25, 2007.

19.3 Captions. Gender and Number. The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns shall be deemed to be the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

19.4 Counterparts. This Agreement, and any amendments hereto may be executed in counterparts all of which taken together shall constitute one agreement.

19.5 Entire Agreement. This Agreement sets forth the entire agreement with respect to the subject matter hereof. It is the intention of the Member that this Agreement shall be the sole source of agreement related to the Company, and, except to the extent a provision of this Agreement provides for the incorporation of Federal income tax rules or is expressly prohibited or ineffective under the Act, this Agreement shall govern even when inconsistent with, or different from, the provisions of any applicable law or rule. To the extent any provision of this Agreement is prohibited or otherwise ineffective under the Act, such provision shall be considered to be ineffective to the smallest degree possible in order to make this Agreement effective under the Act. If the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

19.6 Effect on Successors. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns. Each Person who becomes a member, by becoming a member, ratifies, affirms, and confirms, and agrees to be bound by, all actions taken by the Company, pursuant to the provisions of this Agreement, as the same may be amended from time to time, prior to the date such Person becomes a member of the Company.

19.7 Third-Party Benefit. No provision of this Agreement is intended to be for the benefit of or enforceable by any third party.

[signature page follows]

Limited Liability Company Agreement

Xeres Interests LLC

Signature Page

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the 25th day of June 2007.

Xeres Management LLC A Delaware limited liability company

By:	/s/ Lammot J. du Pont
Lammot J. du Pont
Its:	Manager

and

By:	/s/ Hossein Fateh
Hossein Fateh
Its:	Manager

Limited Liability Company Agreement

Xeres Interests LLC

Signature Page

EXHIBIT A

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

XERES INTERESTS LLC

(as of June 25, 2007)

MEMBER	CAPITAL CONTRIBUTION	COMPANY INTEREST
Xeres Management LLC 1212 New York Avenue, NW Suite 900 Washington, D.C. 2005		100%

TOTAL		100%

Limited Liability Company Agreement

Xeres Interests LLC

Exhibit A